Exhibit 10.3

                HSBC INDICATIVE SUMMARY TERMS AND CONDITIONS

This Summary sets out indicative terms and conditions for banking facilities and is subject to HSBC Bank plc (the Bank) formal credit approval upon completion of the due diligence process. It is intended to outline the terms on which the Bank expects to be able, at its option, to offer such facilities. Any such facilities will additionally be subject to satisfactory completion of all documentation required by the Bank.

These terms are not meant to be exhaustive and the facility agreement will contain other terms and conditions. The terms may also need to be revised, as further information becomes available or market conditions change.

Confidentiality

These Indicative Summary Terms and Conditions are confidential and are not to be disclosed to or relied upon by any other person.

Description of Facility
Facility		Term Loan
Borrower		Propalms Ltd
Amount			GBP150,000
Term			10 years
Repayments		Monthly capital & interest
Interest Margin		2.2% above HSBC Base Rate
Arrangement Fee		1.25%
Prepayment Fee		No early repayment penalty
Security		Personal Guarantee for GBP75k from Directors
                	GBP75k of cash funds secured against facility

Preconditions:
To be completed, to the Bank's satisfaction, prior to drawdown of the loan facility:
Evidence of satisfactory insurance cover in place;
Compliance with Bank's account opening and money laundering
  regulations;
All security to be completed prior to drawdown;
Appropriate Life cover to be agreed with the Bank and arranged through HSBC Independent Financial Advisor;
Interest rate hedging in place for min GBP150k and 5 years term to be arranged through HSBC Treasury Department.

Covenants & Undertakings

All professional fees and reasonable out of pocket expenses incurred by the Bank in setting up the facilities are for the account of the borrower.